SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported)  June 9, 1997



                     SENIOR INCOME FUND L.P.
     (Exact name of registrant as specified in its charter)



      Delaware                   33-9921               13-3392077
State or other jurisdiction     Commission            IRS Employer
  of incorporation              File Number         Identification No.



3 World Financial Center, 29th Floor
New York, NY Attn.:  Andre Anderson                 10285
Address of principal executive offices            Zip Code



Registrant's telephone number, including area code (212) 526-3237

Item 5. Other Events.
On June 9, 1997, Senior Income Fund L.P., a Delaware limited partnership (the "Partnership"), and an unaffiliated third party, MBK Senior Properties, Ltd., a California limited partnership (the "Buyer"), entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the "Agreement"). Pursuant to the Agreement, the Partnership has agreed to sell to the Buyer, and the Buyer has agreed to purchase (i) the Partnership's fee interest in certain real properties, together with the associated rights including each of the congregate care facilities located thereon and commonly known as Prell Gardens, Pacific Inn and Nohl Ranch Inn and (ii) the Partnership's interest in a lease pursuant to which Ocean House, a congregate care facility, is leased, together with associated rights (collectively, the "Properties"). Pursuant to the terms of the Agreement, the Buyer agreed to acquire the Properties for aggregate consideration of $36.3 million, subject to adjustments and prorations for closing costs, improvements at the Prell Gardens property and the cost to repair earthquake damage at the Ocean House property. The closing of the sale of the Properties is subject to the satisfaction or waiver of certain conditions including: (i) the Buyer's satisfactory due diligence review of the Properties (which condition expires 15 days after the opening of escrow); and (ii) the consent of the lessor to the assignment of the Partnership's interest in the Ocean House lease. Concurrently with the execution of the Agreement, the Buyer delivered to an escrow agent a refundable deposit of $1.5 million. Although there can be no assurance, the Partnership expects to consummate the sale of the Properties on or about August 11, 1997.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           SENIOR INCOME FUND L.P.
                           Registrant

                      By:  SENIOR INCOME FUND INC.
                           General Partner


Date:  June 20, 1997  By: /s/ Moshe Braver
                           Director, President and Chief Operating Officer


Date:  June 20, 1997  By: /s/ Sean Donahue
                           Vice President and Chief Financial Officer